Exhibit 21.1

Subsidiaries of Vsource, Inc.

Name	Jurisdiction of Incorporation
Online Transaction Technologies, Inc.	California
Virtual Source, Inc.	Nevada
Vsource (USA) Inc.	Delaware
Vsource (Japan) Limited	Japan
Vsource (CI) Ltd	Cayman Islands
Vsource Services Limited	Cayman Islands
Vsource (Asia) Ltd	Hong Kong
Vsource (Malaysia) Sdn Bhd	Malaysia
Vsource Services (Malaysia) Sdn Bhd	Malaysia
Vsource (Australia) Pty Ltd	Australia
Vsource (BVI) Ltd	British Virgin Islands
Vsource (Singapore) Pte Ltd	Singapore